Exhibit 2.1

EXECUTION VERSION

PARTNERSHIP INTEREST PURCHASE AGREEMENT

between

CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS

and

CLIO SUBSIDIARY, LLC

Dated as of August 1, 2022

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 1, 2022 (this “Agreement”), is entered into by and between CELLCO PARTNERSHIP, a Delaware general partnership doing business as Verizon Wireless (“Buyer”), and CLIO SUBSIDIARY, LLC, a Delaware limited liability company (“Seller”). In addition, CONSOLIDATED COMMUNICATIONS ENTERPRISE SERVICES, INC., a Delaware corporation of which Seller is an indirect wholly-owned subsidiary (the “Guarantor”), is a party to this Agreement solely for the purpose of making its representations and warranties set forth in, and agreeing to perform its obligations under, Section 10.15 hereof.

WHEREAS, Seller owns limited partnership interests (the “Interests”) in the partnerships specified on Exhibit A (the “Partnerships”);

WHEREAS, the percentage ownership in the Partnerships that is represented by the Interests according to the records of the Partnerships and Seller is set forth on Exhibit A;

WHEREAS, Buyer is the general partner of each of the Partnerships; and

WHEREAS, Buyer desires to purchase the Interests from Seller, and Seller desires to sell the Interests to Buyer, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE INTERESTS

1.1    Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the applicable Closing (as defined in Section 8.1), Seller shall sell, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Seller, the entire right, title, and interest of Seller in and to the applicable Interest, free and clear of all liens, claims, security interests, charging orders and encumbrances whatsoever (other than under the partnership agreements of the Partnerships, as amended and in effect on the date hereof (the “Partnership Agreements”), securities laws, and the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively the “Act”)).

ARTICLE 2

PURCHASE PRICE; NO ASSUMPTION OF LIABILITIES; DISTRIBUTIONS

2.1    Purchase Price. In consideration of the sale, transfer, assignment, and delivery of the Interests and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller on the applicable Closing Date cash in the amount set forth in Exhibit A with respect to the applicable Interest (with respect to each Interest, the “Purchase Price”), amounting to Four Hundred and Ninety Million Dollars ($490,000,000) in the aggregate (the “Aggregate Purchase Price”), subject to modification pursuant to Section 5.1. The Aggregate Purchase Price represents the sum of the individual purchase prices for the Interests, which are set forth on Exhibit A. The applicable Purchase Price shall be paid by wire transfer of immediately available funds in U.S. dollars to an account designated to Buyer in writing by Seller (by completion of the standard form required by Verizon’s Accounts Payable Department for this purpose) at least 10 business days prior to the applicable Closing. Contemporaneously therewith, Seller shall furnish to Buyer an Internal Revenue Service Form W-9, duly completed and executed by Seller.

2.2    Assignment of Interests. At the applicable Closing, Seller shall sell, transfer, assign and deliver the applicable Interest to Buyer, and Buyer shall purchase and acquire the applicable Interest from Seller, by executing and delivering an instrument of assignment with respect to such Interest (an “Assignment,” with the Assignments with respect to all of the Interests being referred to collectively as the “Assignments”) in the form attached hereto as Exhibit 2.2.

2.3    Assumption of Liabilities. Buyer acknowledges and agrees that by virtue and in consideration of its acquisition of an Interest hereunder, all liabilities and obligations in respect of the applicable Interest arising after and related to the period after the applicable Closing, of any type or nature, known or unknown, contingent or otherwise (with respect to each Interest, the “Assumed Liabilities”), will be liabilities and obligations of Buyer, and at the applicable Closing Buyer shall assume and hereby agrees to undertake and pay, discharge and perform when due all of the Assumed Liabilities with respect to the applicable Interest. Buyer is not, however, assuming any obligations of Seller other than the Assumed Liabilities. NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, BUYER IS NOT ASSUMING AND SHALL NOT BE BOUND BY OR RESPONSIBLE FOR ANY OBLIGATIONS OR LIABILITIES OF SELLER OF ANY TYPE OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, OTHER THAN THE ASSUMED LIABILITIES.

2.4    Final Distributions. With respect to the second calendar quarter of 2022 and any subsequent calendar quarter that ends on or before the applicable Closing Date, Seller shall be entitled to receive the entire distribution attributable to the applicable Interest for such quarter, and if Buyer receives any portion thereof, it shall promptly pay over the amount so received to Seller. With respect to the calendar quarter in which the applicable Closing Date occurs, promptly following the payment by the Partnership to Buyer and/or Seller of the distributions with respect to such quarter that are attributable to the applicable Interest, Buyer shall pay to Seller an amount equal to (or, if such amount is negative, Seller shall pay to Buyer the absolute value of the amount equal to) (a) the pro rata portion, allocable to the period from and including the first day of such calendar quarter through and including the applicable Closing Date, of the distribution that would have been payable to Seller in respect of such quarter if Seller received a full distribution in respect of the entire quarter without any proration of such distribution pursuant to the applicable Partnership Agreement, minus (b) the amount actually distributed to Seller by such Partnership in respect of such quarter pursuant to the applicable Partnership Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of each Closing Date as follows, except that representations and warranties to the extent relating to the Interests or the Assignments are made as of each Closing Date only with respect to the Interest being transferred and the Assignment being delivered at the Closing on such date:

3.1    Organization and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer true and complete copies of the organizational documents of Seller, as amended through the date hereof. Seller has all necessary power, authority and legal right to execute and deliver this Agreement and the Assignments and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Assignments by Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller. Assuming due authorization, execution and delivery of this Agreement and the Assignments, respectively, by the Buyer, this Agreement constitutes, and upon execution and delivery the Assignments will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity.

3.2    Interests. Each of the Interests is a limited partnership interest representing the percentage ownership interest in the applicable Partnership that is specified with respect to such Interest on Exhibit A.

3.3    Compliance. The execution, delivery and performance of this Agreement by Seller will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or loss of rights under, accelerate the maturity of, or result in the creation of any lien, claim, security interest, charging order or encumbrance on any of Seller’s assets under, (a) any of the organizational documents of Seller, or (b) except for the Partnership Agreements and that certain Tag-Along Agreement, dated as of September 5, 2000, by and between North Pittsburgh Telephone Company (a predecessor in interest of Seller) and Venus Cellular Telephone Company, Inc. (the “Tag-Along Agreement”), any note, mortgage, contract, agreement, lease, obligation, license, governmental authorization or other instrument, or any statute, ordinance, rule, order or regulation to which Seller is a party or by which Seller’s assets, properties or rights are bound, except, in the case of clause (b), as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of Seller to consummate the transactions contemplated hereby.

3.4    Valid Partnerships Interests. Seller owns good and marketable title to the Interests, free and clear of all liens, claims, security interests, charging orders or encumbrances of any nature whatsoever (other than those arising under this Agreement, the Partnership Agreements, the Tag-Along Agreement, securities laws or the Act), and Seller is the exclusive owner of the Interests. The execution and delivery of the Assignments will vest in Buyer good and marketable title to the Interests, subject to the Partnership Agreements, securities laws and the Act. Except for this Agreement and as set forth in the Partnership Agreements and the Tag-Along Agreement, there exists no contract, option, warrant, right of first refusal, right of first offer, preemptive right, put right or similar right, in each case, to acquire any of the Interests or any portion thereof or interest therein to which Seller is a party or of which Seller has knowledge that is triggered by the execution of this Agreement or that would be triggered by the consummation of the transactions contemplated hereby.

3.5    Litigation. There is no pending or, to Seller’s knowledge, threatened, lawsuit or governmental investigation or proceeding against Seller (on behalf of or related to the Partnerships or as a partner of the Partnerships, or that would reasonably be expected to materially affect the ability of Seller to consummate the transactions contemplated hereby) or the Interests. There is no outstanding order, injunction, judgment or decree of any court or government agency against Seller (on behalf of or related to the Partnerships or as a partner of the Partnerships, or that would reasonably be expected to materially affect the ability of Seller to consummate the transactions contemplated hereby) or the Interests.

3.6    Consents and Approvals. Subject to the giving of any post-Closing notifications required by the Federal Communications Commission (the “FCC”), and assuming the accuracy of the representations and warranties of the Buyer set forth in Article 4, except for the approval of Buyer as general partner of the Partnerships (as required by each of the Partnership Agreements) or in connection with compliance with the ROFRs (as defined below) or the Tag-Along Agreement, there are no persons or entities (including but not limited to governmental authorities and agencies, creditors of Seller, or parties to any other instrument or agreement to which Seller is a party or by which Seller is bound) whose approval or consent to the execution, delivery or performance of this Agreement by Seller is legally or contractually required, or to whom notice of the execution, delivery or performance of this Agreement by Seller is legally or contractually required to be given, in each case for Seller duly and validly to sell, assign and deliver the Interests to Buyer in accordance with this Agreement, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of Seller to consummate the transactions contemplated hereby.

3.7    No Broker. Neither Seller nor any of its directors, officers, employees, fiduciaries or agents has retained, employed or used any broker or finder in connection with the transactions contemplated hereby or in connection with the negotiation hereof, the fees and expenses of which would be liabilities of the Partnerships or the Buyer.

3.8    No Addition Representations or Warranties. Seller represents, warrants, acknowledges and agrees that, except for the representations and warranties of the Buyer contained in Article 4 of this Agreement, none of the Buyer or any of its affiliates or its or their respective representatives or any other person or entity has made, makes or shall be deemed to make, and the Seller is not relying upon, any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, in connection with this Agreement, the transactions contemplated hereby, the Interests, the Partnership Agreements or the Partnerships, including with respect to any information provided or made available to Seller or any of its affiliates or any of their respective representatives or the accuracy or completeness thereof, and all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Buyer or any other person or entity, are disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of each Closing Date as follows, except that representations and warranties to the extent relating to the Interests or the Assignments are made as of each Closing Date only with respect to the Interest being transferred and the Assignment being delivered at the Closing on such date:

4.1    Organization and Authority. Buyer is a general partnership duly organized and validly existing under the laws of the State of Delaware. Buyer has all necessary power, authority and legal right to execute and deliver this Agreement and the Assignments and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. Assuming due authorization, execution and delivery of this Agreement and the Assignments, respectively, by the Seller, this Agreement constitutes, and upon execution and delivery, the Assignments will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity.

4.2    Compliance. The execution, delivery and performance of this Agreement by Buyer will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or loss of rights under, accelerate the maturity of, or result in the creation of any lien, claim, security interest, charging order or encumbrance on any of Buyer’s assets under, (a) any of the organizational documents of Buyer, or (b) except for the Partnership Agreements, any note, mortgage, contract, agreement, lease, obligation, license, governmental authorization or other instrument, or any statute, ordinance, rule, order or regulation to which Buyer is a party or by which any of its assets, properties or rights are bound, except, in the case of clause (b), as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of Buyer to consummate the transactions contemplated hereby.

4.3    Litigation. There is no pending or, to Buyer’s knowledge, threatened lawsuit or governmental investigation or proceeding against Buyer that would materially affect the ability of Buyer to consummate the transactions contemplated hereby. There is no outstanding order, injunction, judgment or decree of any court or government agency against Buyer that would materially affect the ability of Buyer to consummate the transactions contemplated hereby.

4.4    Consents and Approvals. Subject to the giving of any post-Closing notifications required by the FCC, and except for the approval of Buyer as general partner of the Partnerships (as required by each of the Partnership Agreements) or in connection with compliance with the ROFRs or the Tag-Along Agreement, there are no persons or entities (including but not limited to governmental authorities and agencies, creditors of Buyer or the Partnerships, or parties to any other instrument or agreement to which Buyer or any of the Partnerships is a party or by which Buyer or any of the Partnerships is bound) whose approval or consent to the execution, delivery or performance of this Agreement by Buyer is legally or contractually required, or to whom notice of the execution, delivery or performance of this Agreement by Seller is legally or contractually required to be given, in each case for Buyer duly and validly to purchase the Interests from Seller and assume the Assumed Liabilities in accordance with this Agreement, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of Buyer to consummate the transactions contemplated hereby.

4.5    No Broker. Neither Buyer nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation hereof, the fees and expenses of which would be liabilities of the Seller or any of its affiliates.

4.6    Taxes. All income Tax Returns required to be filed by, or with respect to, any Partnership to the extent that (x) the applicable Partnership is treated as a pass-through entity for purposes of such Tax Return or (y) the results of the operations reflected on such Tax Return are required to be reported on the income Tax Returns of the partners of such Partnership (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1) (such income Tax Returns, “Pass-Through Tax Returns”) have been timely and duly filed and are, to Buyer’s knowledge, true, correct and complete in all material respects and, to Buyer’s knowledge, all material items of income, gain, loss, deduction and credit of each Partnership for federal income tax purposes have been properly reported and, with respect to the relevant Interests, correctly apportioned or allocated to Seller or to Guarantor with respect to all periods ending on or prior to the Closing Date. For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.7    Financial Ability. Buyer has the financial ability to pay the Aggregate Purchase Price on the Closing Date.

4.8    Interests. According to the records of the Partnership, each of the Interests is a limited partnership interest representing the percentage ownership interest in the applicable Partnership that is specified with respect to such Interest on Exhibit A.

4.9    No Addition Representations or Warranties. Buyer represents, warrants, acknowledges and agrees that, except for the representations and warranties of the Seller contained in Article 3 of this Agreement, none of the Seller or any of its affiliates or its or their respective representatives or any other person or entity has made, makes or shall be deemed to make, and the Buyer is not relying upon, any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, in connection with this Agreement, the transactions contemplated hereby, the Interests, the Partnership Agreements or the Partnerships, including with respect to any information provided or made available to Buyer or any of its affiliates or any of their respective representatives or the accuracy or completeness thereof, and all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller or any other person or entity, are disclaimed.

ARTICLE 5

COVENANTS

5.1    Right of First Refusal and Tag-Along.

(a)    The parties acknowledge that the transfer of the Interest in each Partnership as contemplated by this Agreement is subject to the prior written consent of the general partner of such Partnership and a right of first refusal (“ROFR”) in favor of the other partners of such Partnership pursuant to the provisions of the applicable Partnership Agreement. Buyer, in its capacity as general partner of each of the Partnerships, hereby consents to the transfer of the Interests contemplated by this Agreement and, for the avoidance of doubt, waives any restriction, requirement or condition under the Partnership Agreements in connection therewith (including any opinion delivery requirement and any requirement that a transfer not cause a Partnership to be terminated for income tax purposes). Within two business days after the date of this Agreement, Seller will provide to Buyer, in its capacity as general partner of each of the Partnerships, a ROFR notification for each Partnership, other than Pittsburgh SMSA Limited Partnership, substantially in the form of Exhibit 5.1(a), with such changes thereto as the parties may agree upon, and the Buyer, in its capacity as the general partner of each of the Partnerships, will forward such ROFR notifications to the applicable partners of the Partnerships in accordance with the applicable Partnership Agreements within two business days of receipt of such ROFR notifications from Seller. The only other partner of Pittsburgh SMSA Limited Partnership is Alltel Corporation, an affiliate of Buyer, which Buyer will cause to waive its ROFR rights, making a ROFR notification for that Partnership unnecessary. Buyer will forward the ROFR notification for each of the other Partnerships to the other partners of such Partnership in accordance with the requirements of the applicable Partnership Agreement. With respect to the ROFR process under each of the Partnerships other than the Pittsburgh SMSA Limited Partnership, (i) if a partner that is not an affiliate of Buyer or Seller (a “Third Party Partner”) declines in writing to exercise its right of purchase under the ROFR, Buyer will, and will cause any partner that is an affiliate of Buyer to, waive its right of purchase under the ROFR and (ii) if a Third Party Partner elects to exercise its right of purchase under the ROFR, Buyer will, and will cause any partner that is an affiliate of Buyer to, exercise its right of purchase under the ROFR to the extent necessary to maximize the portion of the Interests in such Partnership to be purchased by Buyer and its affiliates. Buyer will cause any of its affiliates that exercise any ROFR to comply therewith and consummate such purchase in accordance with this Agreement and the Partnership Agreements (or to assign its right to purchase pursuant to the ROFR to Buyer, in which case Buyer shall consummate such purchase in accordance with this Agreement).

(b)    The parties agree that if any partner that receives a ROFR notification with respect to a Partnership pursuant to the foregoing requirements duly elects to exercise its purchase right pursuant to the ROFR, and becomes entitled in accordance with the applicable Partnership Agreement to purchase a portion of Seller’s Interest in such Partnership, then this Agreement shall automatically be deemed to be modified to provide that (i) the percentage interest in such Partnership that Buyer will purchase hereunder shall be reduced to the percentage that results from subtracting the percentage interest in such Partnership that such partner will be purchasing pursuant to the ROFR from the percentage interest in such Partnership that Buyer was originally going to purchase as set forth in Exhibit A, (ii) the “Interest” in such Partnership to be purchased by Buyer hereunder and the percentage interest set forth in Exhibit A shall be such reduced percentage interest in such Partnership rather than Seller’s entire interest in such Partnership (although references to the “Interest” in Section 5.1 (other than this clause (ii)) shall continue to refer to Seller’s entire interest in such Partnership), (iii) the purchase price for such reduced interest shall equal the purchase price for Seller’s entire interest in such Partnership that was originally set forth on Exhibit A multiplied by a fraction, the numerator of which is equal to the reduced percentage interest that Buyer is acquiring in such Partnership pursuant to the foregoing provisions of this paragraph and the denominator of which is equal to the entire percentage interest held by Seller in such Partnership as originally set forth on Exhibit A, and (iv) the Aggregate Purchase Price shall be reduced accordingly; provided, that if any Third Party Partner elected to exercise its purchase right pursuant to the ROFR, but abandons or otherwise fails to consummate such purchase for the price and on the terms set forth in the ROFR notification (whether before or within one year after the applicable Closing), then Buyer shall promptly purchase the partnership interest subject to such ROFR pursuant to the original terms and conditions hereunder without giving effect to the immediately preceding clauses (i) through (iv), subject to the satisfaction or waiver of all conditions set forth in Article 6 and Article 7 as of the date of the closing of such purchase, it being understood that Buyer shall not be required to purchase such partnership interest prior to the applicable Closing. The applicable Closing of the purchase and sale contemplated hereby as modified by the foregoing provisions shall proceed in accordance with the provisions of this Agreement and shall not be subject to or in any way conditioned upon the agreement between Seller and any other partner that has exercised its ROFR rights, the terms and conditions of any such partner’s purchase of its proportionate share of the applicable Interest or the consummation of any such purchase.

(c)     The parties acknowledge that the transfer of the Interest in Pennsylvania RSA No. 6(II) Limited Partnership as contemplated by this Agreement is subject to certain rights under the Tag-Along Agreement in favor of Venus Cellular Telephone Company, Inc. (“Venus Cellular”). Within two business days after the date of this Agreement, Buyer will, in accordance with the procedures provided in the Tag-Along Agreement, send a written offer to Venus Cellular, in the form set forth in Exhibit 5.1(c) hereto (the “Tag-Along Offer”), to acquire Venus Cellular’s interest in the Pennsylvania RSA No. 6(II) Limited Partnership (such transaction, the “Tag-Along Transaction”). Seller hereby waives its rights of first refusal under the Partnership Agreement of such partnership with respect to the Tag-Along Transaction.

5.2    Third-Party Proposals. From the date hereof until the earlier of the applicable Closing and such time as this Agreement is terminated in accordance with Section 10.1, except as required pursuant to the ROFR provisions of the Partnership Agreements or as otherwise specifically contemplated by this Agreement, Seller shall not, and shall cause its affiliates not to, and shall cause its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (a) continue or enter into any negotiation, discussion, agreement, commitment, arrangement or instrument with any person or entity, other than Buyer and its affiliates, with respect to the sale of any of the Interests, or any portion thereof or interest therein, or any merger or similar transaction with respect to Seller (an “Alternative Transaction”, it being understood that a transaction involving the potential acquisition of affiliates of the Seller shall not constitute an Alternative Transaction as long as it would not reasonably be expected to materially affect the ability of Seller to consummate the transactions contemplated hereby), or (b) take any other action knowingly in order to facilitate, solicit or encourage any inquiries or the making of any proposal for, or that would be reasonably expected to lead to, an Alternative Transaction. Seller shall promptly notify Buyer of any offer or proposal by any person or entity for, or any inquiry or contact between Seller or its representatives and any person or entity that would be reasonably expected to lead to, any proposed or potential Alternative Transaction.

5.3    Notice. Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of any notice received by such party from any person or entity alleging that the consent of such person or entity is required in order to consummate the transactions contemplated hereby, if the failure of such party to obtain such consent would reasonably be expected to materially affect the ability of such party to consummate the transactions contemplated hereby.

5.4    Compliance with Conditions; Performance. Buyer and Seller will each cooperate with the other and use its commercially reasonable efforts to cause the conditions set forth in Article 6 and Article 7 of the Agreement to be satisfied as soon as reasonably practicable after the date hereof.

5.5    Release.

(a)    Effective upon the applicable Closing, without further action on the part of any party, Seller (on its own behalf and on behalf of its affiliates, successors and assigns and its and their respective officers, directors, partners, members, employees, representatives and agents) hereby irrevocably and unconditionally remises, releases and forever discharges Buyer and its affiliates (including the Partnerships), and their respective officers, directors, partners, members, employees, representatives and agents (collectively, the “Buyer Released Parties”), from any and all claims and causes of action, in law or in equity, that the releasing party now has, ever had, or hereafter may have or claim to have against any of the Buyer Released Parties, and from any and all debts, obligations and liabilities that any of the Buyer Released Parties now has, ever had, or hereafter may have or may be alleged to have to the releasing party, for, upon or by reason of any matter, cause or thing arising from or related to the applicable Partnership, its business, the applicable Interest or Seller’s status as a partner of the applicable Partnership, whether known or unknown, from the beginning of the world through the date of this Agreement, other than (i) those arising under this Agreement, (ii) in the event a ROFR has been exercised with respect to the applicable Interest but has not yet been consummated as of such Closing, those relating to the portion of the Interest to be purchased pursuant to such ROFR (until Seller sells such portion pursuant to the ROFR or this Agreement, as applicable) or (iii) in connection with any ordinary course commercial relationships between Buyer, the applicable Partnership or Buyer’s other affiliates and Seller or its affiliates. Seller expressly waives and relinquishes the benefit of any provision of applicable law that provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release.

(b)    Effective upon the applicable Closing, without further action on the part of any party, Buyer (on its own behalf and on behalf of its affiliates, successors and assigns and its and their respective officers, directors, partners, members, employees, representatives and agents) hereby irrevocably and unconditionally remises, releases and forever discharges Seller and its affiliates, and their respective officers, directors, partners, members, employees, representatives and agents (collectively, the “Seller Released Parties”), from any and all claims and causes of action, in law or in equity, that the releasing party now has, ever had, or hereafter may have or claim to have against any of the Seller Released Parties, and from any and all debts, obligations and liabilities that any of the Seller Released Parties now has, ever had, or hereafter may have or may be alleged to have to the releasing party, for, upon or by reason of any matter, cause or thing arising from or related to the applicable Partnership, its business, the applicable Interest or Seller’s status as a partner of the applicable Partnership, whether known or unknown, from the beginning of the world through the date of this Agreement, other than (i) those arising under this Agreement or (ii) in connection with any ordinary course commercial relationships between Buyer, the applicable Partnership or Buyer’s other affiliates and Seller or its affiliates. The Buyer expressly waives and relinquishes the benefit of any provision of applicable law that provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release.

5.6    Post-Closing Notification to the FCC. As soon as practicable after the applicable Closing, Buyer shall prepare and give the post-Closing notifications required by the FCC with respect to the consummation of the sale of the applicable Interest.

5.7    Litigation Support. In the event and for so long as any party hereto or any of its respective affiliates is prosecuting, contesting or defending any action, investigation, charge, claim or demand by or against a third party (other than an action brought against or by the other party hereto or any affiliate of such other party) in connection with any transactions contemplated under this Agreement, Buyer or Seller, as applicable, shall, and shall cause its respective affiliates (and shall use its commercially reasonable efforts to cause its and their other representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to, upon reasonable notice, make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions, in each case, as shall be reasonably necessary and requested by the other party in connection with such prosecution, contest or defense; provided, that if any party hereto reasonably believes upon advice of counsel that such cooperation, meeting, testimony, access or other actions would jeopardize attorney-client, work product or similar privilege or breach any confidentiality obligations set forth in written agreements with third parties, the parties hereto shall cooperate in seeking commercially reasonable alternative means whereby the requesting party and its affiliates and their respective representatives are provided such cooperation, testimony, access or other actions in a manner that does not jeopardize such privilege or protection or breach such obligation.

5.8    Tax Matters.

(a)    The parties hereto agree that the sale and purchase (including payment therefor) of the Interests pursuant to this Agreement shall be treated for U.S. federal income tax purposes as a “sale or exchange” of partnership interests for purposes of Section 741 of the Internal Revenue Code of 1986, as amended (the “Code”). The parties hereto shall (and shall cause their respective affiliates to) report the relevant federal, state, local, and other tax consequences of the sale in a manner consistent with this Section 5.8(a). None of the parties hereto or any of their respective affiliates shall take any position inconsistent with this Section 5.8(a) on any Tax Return or in connection with any audit, examination, contest, litigation or other proceeding relating to taxes with or against a taxing authority (“Tax Proceeding”), in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

(b)    The parties hereto agree to allocate the Aggregate Purchase Price (and any other amounts treated as consideration for applicable income tax purposes) among the Interests in accordance with Exhibit A for U.S. federal and applicable state and local income tax purposes. Neither party hereto shall (and the parties shall cause their respective affiliates not to) take any position inconsistent with the allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

(c)    Buyer shall cause to be filed any Pass-Through Tax Returns required to be filed for each Partnership for each applicable tax year (or portion thereof) ending on or before the applicable Closing Date (“Pre-Closing Pass-Through Tax Returns”), such Pre-Closing Pass-Through Tax Returns shall be prepared in a manner consistent with the past practices of the relevant Partnership (except to the extent (i) that preparation of such Tax Returns in a manner that is inconsistent with such past practices would not reasonably be expected to materially increase the tax liability of Seller or its affiliates; or (ii) required by federal, state or local tax law), and Buyer shall furnish as promptly as practicable a statement of Seller’s allocated share of income, gains, losses, deductions and credits for each relevant tax year (or portion thereof) ending on or before the applicable Closing Date as well as copies of each Partnership’s Pre-Closing Pass-Through Tax Returns as soon as they become available for each tax year (or portion thereof). Buyer shall advise the Seller of any elections under applicable tax laws that may affect income or loss of any Partnership for any taxable period (or portion thereof) ending on or before the applicable Closing Date.

(d)    If Buyer or any of its affiliates (including any Partnership) receives notice of any tax claim asserted by a taxing authority with respect to any Partnership for a taxable period (or portion thereof) ending on or prior to the applicable Closing Date, such notified party shall provide written notice thereof to Seller. Such notice shall specify in reasonable detail the basis for such Tax claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority. Upon reasonable written notice, each of Buyer and Seller shall furnish or cause to be furnished to the other, as promptly as practicable, such documents, information, and assistance (to the extent within the control of such party) with respect to any Partnership (including making employees reasonably available to provide assistance or explanation for any documents or information provided) as is reasonably requested in connection with the preparation, filing, or amendment of any Tax Return or claim for refund, making of any election related to taxes, the preparation for, or the conduct of any Tax Proceeding, or determining any tax liability or right to a refund of taxes. Notwithstanding anything to the contrary in this Agreement, (i) Seller shall not be required to provide any person with any Tax Return or copy of any Tax Return of (x) Seller or any of its affiliates or (y) a consolidated, combined, or unitary group that includes Seller or any of its affiliates, and (ii) Buyer shall not be required to provide any person with any Tax Return or copy of any Tax Return of (x) Buyer or any of its affiliates (other than any Partnership), or (y) a consolidated, combined, or unitary group that includes Buyer or any of its affiliates.

(e)    Buyer shall be responsible for and shall pay all sales, use, transfer and other similar taxes, including any value-added, stock or equity transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes (“Transfer Taxes”) imposed on the consummation of the purchase of the Interests hereunder. Buyer shall prepare and file in a timely manner all necessary documents and Tax Returns with respect to all such Transfer Taxes.

ARTICLE 6

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer under this Agreement are subject to the satisfaction, at or prior to each Closing, of the following conditions, unless waived in writing by Buyer:

6.1    Representations and Warranties True on Closing Date. Subject to the limitations set forth in the opening provision of Article III, the representations and warranties made by Seller in Section 3.2 and Section 3.4 of this Agreement shall be true in all but de minimis respects and all other representations and warranties made by Seller in this Agreement shall be true in all material respects, in each case on and as of the applicable Closing Date as though all such representations and warranties had been made on and as of the applicable Closing Date (other than the representations and warranties in Section 3.5, which shall be true and correct in all material respects as of the date hereof).

6.2    Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to such Closing with respect to the applicable Interest.

6.3    No Litigation. On the applicable Closing Date, there shall be no outstanding order, injunction, judgment or decree of any court or government agency restraining or prohibiting the consummation of the sale of the applicable Interest hereunder.

6.4    Closing Certificates. Seller shall have delivered to Buyer certificates dated as of the applicable Closing Date and signed on its behalf by an authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, as to (a) satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and (b) Seller’s organizational documents and authorizing resolutions and the incumbency and signatures of the persons authorized to execute this Agreement and the Assignments on its behalf.

6.5    ROFR Period Expiration. Except in the case of the Closing at which the Interest in Pittsburgh SMSA Limited Partnership is to be conveyed to Buyer hereunder, each partner that is entitled to receive a ROFR notification pursuant to Section 5.1(a) with respect to the applicable Interest shall have duly notified Buyer of its decision regarding the exercise of its purchase rights pursuant to such ROFR notification, or the time period for so notifying Buyer shall have expired.

6.6    Tag-Along Period Expiration. Solely in the case of the Closing at which the Interest in Pennsylvania RSA No. 6(II) Limited Partnership is to be conveyed to Buyer hereunder, either (a) Venus Cellular shall have indicated by countersigning the notice included in the Tag-Along Offer or otherwise stated in writing to Seller and Buyer that it will not sell its interest in Pennsylvania RSA No. 6(II) Limited Partnership pursuant to the Tag-Along Agreement or (b) a definitive agreement shall have been entered into by Venus Cellular and Buyer with respect to the Tag-Along Transaction.

ARTICLE 7

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller under this Agreement are subject to the satisfaction, at or prior to each Closing, of the following conditions, unless waived in writing by Seller:

7.1    Representations and Warranties True on Closing Date. Subject to the limitations set forth in the opening provision of Article IV, the representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the applicable Closing Date as though such representations and warranties had been made on and as of the applicable Closing Date (other than the representations and warranties in Section 4.3, which shall be true and correct in all material respects as of the date hereof).

7.2    Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to such Closing with respect to the applicable Interest.

7.3    No Litigation. On the applicable Closing Date, there shall be no outstanding order, injunction, judgment or decree of any court or government agency restraining or prohibiting the consummation of the sale of the applicable Interest hereunder.

7.4    Closing Certificate. Buyer shall have delivered to Seller a certificate dated as of the applicable Closing Date and signed on its behalf by an authorized officer of Buyer as to satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

7.5    ROFR Period Expiration. Except in the case of the Closing at which the Interest in Pittsburgh SMSA Limited Partnership is to be conveyed to Buyer hereunder, each partner that is entitled to receive a ROFR notification pursuant to Section 5.1(a) with respect to the applicable Interest shall have duly notified Buyer of its decision regarding the exercise of its purchase rights pursuant to such ROFR notification, or the time period for so notifying Buyer shall have expired.

7.6    Tag-Along Period Expiration. Solely in the case of the Closing at which the Interest in Pennsylvania RSA No. 6(II) Limited Partnership is to be conveyed to Buyer hereunder, either (a) Venus Cellular shall have indicated by countersigning the notice included in the Tag-Along Offer or otherwise stated in writing to Seller and Buyer that it will not sell its interest in Pennsylvania RSA No. 6(II) Limited Partnership pursuant to the Tag-Along Agreement or (b) the Tag-Along Transaction shall have been consummated.

ARTICLE 8

CLOSINGS; CLOSING DOCUMENTS

8.1    Closings. With respect to each of the Interests, the closing of the purchase and sale of such Interest (each, a “Closing”) shall take place three business days after satisfaction or waiver of all conditions set forth in Article 6 and Article 7 with respect to such Closing (other than those conditions that by their nature will be satisfied at such Closing, but subject to the satisfaction or waiver of those conditions at that time) or such other date as may be mutually agreed by the parties hereto; provided, however, that in no event will any Closing, other than the Closing in respect of the Interest in the Pittsburgh SMSA Limited Partnership, occur prior to the date that is 40 days after the date hereof unless otherwise mutually agreed by the parties hereto. With respect to any Closing, the date of such Closing is referred to herein as the “Closing Date”.

8.2    Closing Documents. To consummate the purchase and sale of each of the Interests, at the applicable Closing, Buyer shall pay the Purchase Price for the applicable Interest to Seller in accordance with Section 2.1, Seller and Buyer shall execute and deliver an Assignment with respect to the applicable Interest in accordance with Section 2.2 and the parties shall execute and deliver to each other any and all other documents or instruments required by this Agreement to be delivered by either party at the applicable Closing.

ARTICLE 9

INDEMNIFICATION

9.1    Indemnification by Seller. From and after each Closing, except with respect to the Interests that were not conveyed at such Closing, and subject to the terms and conditions of this Article 9, Seller shall indemnify and hold harmless Buyer and its affiliates (collectively, the “Buyer Indemnified Parties”), against and in respect of any and all claims, losses, liabilities, damages, assessments, fines, judgments, costs and other expenses, including but not limited to reasonable attorneys’ fees and costs (collectively “Losses”), incurred or suffered by any of them to the extent that they result from, arise out of or relate to (a) any breach of any representation or warranty of Seller contained in this Agreement, (b) any default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement, or (c) except for the Assumed Liabilities, any liabilities or obligations of Seller in respect of the Interests or any other liabilities or obligations of Seller of any kind or nature whatsoever.

9.2    Indemnification by Buyer. From and after each Closing, except with respect to the Interests that were not conveyed at such Closing, and subject to the terms and conditions of this Article 9, Buyer shall indemnify and hold harmless Seller and its affiliates (collectively, the “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or suffered by any of them to the extent that that they result from, arise out of or relate to (a) any breach of any representation or warranty of Buyer contained in this Agreement, (b) any default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, or (c) the Assumed Liabilities.

9.3    Claims Procedure. In the event Seller or Buyer should have a claim against the other under this Article 9, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable after discovery of such claim, deliver written notice of such claim to the other party (the “Indemnifying Party”). The failure by the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 9 except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure.

9.4    Indemnification Limitations. Notwithstanding anything in this Agreement to the contrary, (i) the obligations of Seller to indemnify the Buyer Indemnified Parties pursuant to Section 9.1(a) (other than in respect of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 or Section 3.7 (the “Seller Fundamental Representations”)), in the aggregate, shall not exceed an amount equal to 10% of the Aggregate Purchase Price, (ii) the obligations of Seller to indemnify the Buyer Indemnified Parties pursuant to Section 9.1(a) or

Section 9.1(b), in the aggregate, shall not exceed the Aggregate Purchase Price, (iii) the obligations of Buyer to indemnify the Seller Indemnified Parties pursuant to Section 9.2(a) (other than in respect of the representations and warranties set forth in Sections 4.1, Section 4.5 or Section 4.8 (the “Buyer Fundamental Representations”)), in the aggregate, shall not exceed an amount equal to 10% of the Aggregate Purchase Price, (iv) the obligations of Buyer to indemnify the Seller Indemnified Parties pursuant to Section 9.2(a) or Section 9.2(b), in the aggregate, shall not exceed the Aggregate Purchase Price, and (v) in no event shall any party hereto be liable for indirect, special, consequential or punitive damages or lost profits arising out of this Agreement, even if advised of the possibility of such damages.

9.5    Exclusive Remedy. From and after each Closing, the sole and exclusive monetary remedy of Buyer, the other Buyer Indemnified Parties, Seller and the other Seller Indemnified Parties in connection with the transactions contemplated hereby (except with respect to the Interests that have not yet been conveyed as of such Closing), including for any breach or default with respect to any representation or warranty contained in this Agreement or any covenant or agreement in this Agreement or any document or instrument delivered pursuant to this Agreement (except in each case with respect to the Interests that have not yet been conveyed at such Closing), shall be indemnification in accordance with this Article 9.

9.6    Survival of Indemnification. The rights and remedies set forth in this Article 9 will survive the applicable Closing. Notwithstanding anything in this Agreement to the contrary, (a) no claim for indemnification pursuant to (i) Section 9.1(a) (other than in respect of the Seller Fundamental Representations), (ii) Section 9.2(a) (other than in respect of the Buyer Fundamental Representations), or (iii) Section 9.1(b) or Section 9.2(b) in respect of covenants or agreements that are to be performed prior to the applicable Closing, in each case may be brought or shall have any validity after the date that is one year after the applicable Closing Date unless such claim shall have been made in accordance with this Article 9 prior to such date (it being understood and agreed that the survival period in this clause (a) is intended to supersede any statute of limitations applicable to any such claim at law or equity) and (b) no other claim for indemnification may be brought or shall have any validity after the date of expiration of the applicable statute of limitations unless such claim shall have been made in accordance with this Article 9 prior to such date.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1    Termination. This Agreement may be terminated with respect to any Interest and the transactions contemplated hereby abandoned with respect to such Interest at any time on or before the applicable Closing (of the sale of such Interest hereunder) occurs:

(a)    by the mutual written agreement of Buyer and Seller;

(b)    by Buyer or Seller if the other party has breached any of its representations or warranties contained in this Agreement or defaulted in the performance of any of its covenants contained in this Agreement, or if any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the applicable closing condition (Section 6.1, Section 6.2, Section 7.1 or Section 7.2) would not be satisfied with respect to the applicable Closing, and such breach or default is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the non-breaching party;

(c)    by Buyer or Seller if the applicable Closing shall not have occurred by October 31, 2022 (the “Outside Date”), except that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such Closing to occur on or before the Outside Date; or

(d)    by either Buyer or Seller upon written notice to the other party if the consummation of the purchase and sale of such Interest hereunder shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction, except that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such order, decree or injunction.

If this Agreement is terminated with respect to any Interest in a manner that is expressly permitted by this Section 10.1 and that termination is not attributable to the breach of or default under this Agreement by a party, this Agreement will become void and of no further force and effect with respect to such Interest (except for Section 10.6), and there will be no liability on the part of any party in respect of such termination. If this Agreement is terminated with respect to any Interest following the breach or default by a party of any of its obligations hereunder, the other party shall, notwithstanding that termination, be entitled to all rights and remedies (including, but not limited to, damages) available to it at law or in equity resulting from that breach or default.

10.2    Specific Performance. Each of Seller and Buyer acknowledges and agrees that the Interests are unique and that money damages for breach of this Agreement would not provide an adequate remedy for a party in the event of a breach by the other party in the performance of its obligations under this Agreement. Therefore, in the event of any such breach or threatened breach by a party, the non-breaching party shall be entitled to a decree of specific performance pursuant to which the breaching party is ordered to affirmatively carry out its obligations under this Agreement, without proof of damage or the inadequacy of a remedy at law and without the posting of any bond. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by a party, and each party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other party under this Agreement.

10.3    Disclosure. Buyer and Seller have agreed to the initial press release attached hereto as Exhibit 10.3 to be issued by Seller’s affiliate following the execution of this Agreement (with any changes thereto required to be reasonably satisfactory to Buyer). Except for the press release attached hereto as Exhibit 10.3, no party to this Agreement nor any representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by any law, regulation, judgment or order or by stock exchange rules (it being acknowledged that Seller may disclose this Agreement and the transactions contemplated hereby on a Form 8-K and other filings pursuant to the securities laws), or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a party hereto without violation of this Section 10.3.

10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

10.5    Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered personally or sent by email, and may in addition be sent by registered or certified mail or any express mail service, postage or fees prepaid:

If to Seller to:

Clio Subsidiary, LLC c/o Consolidated Communications Enterprise Services, Inc. 2116 South 17th Street
Mattoon, Illinois 61938
Attn:	J. Garrett Van Osdell, Chief Legal Officer
Email:	garrett.vanosdell@consolidated.com

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Attn:	Steven A. Cohen
Victor Goldfeld
Email:	SACohen@wlrk.com
VGoldfeld@wlrk.com

If to Buyer to:

Cellco Partnership d/b/a Verizon Wireless
One Verizon Way, VC44S
Basking Ridge, NJ 07920
Attn:	Steven R. Smith
Senior Vice President – Corporate Finance
Email:	steven.smith@verizonwireless.com

with a copy to:

Cellco Partnership d/b/a Verizon Wireless
One Verizon Way, VC54N
Basking Ridge, NJ 07920
Attn:	Michael Rosenblat, Senior Vice President & Deputy General Counsel
Email:	michael.rosenblat@verizonwireless.com
Attn:	Steven B. Jackman, Associate General Counsel
Email:	steven.jackman@verizonwireless.com

or to such other address for a party as shall be specified by like notice. Any notice that is delivered in the manner provided herein shall be conclusively deemed to have been duly given to the party to whom it is directed at the close of business (local time) of the recipient on the second business day after the day it is so delivered or, if earlier, at the time of actual receipt.

10.6    Expenses. Except as otherwise provided herein, each party shall bear its own expenses and costs, including the fees of any attorney, accountant, broker, finder or other advisor or representative retained by it, incurred at any time in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

10.7    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

10.8    Entire Agreement. This Agreement (together with the Exhibits hereto) represents the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

10.9    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may assign or delegate any or all of its rights and obligations under this Agreement to any affiliate of Buyer, provided that Buyer shall remain fully liable for all of its obligations hereunder.

10.10    Headings; Interpretation. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to affect the construction hereof. Whenever the words “include,” “includes,” “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall obligate or restrict Searchlight Capital Partners, L.P. or any of its affiliates (other than Consolidated Communications Holdings, Inc. and its controlled affiliates, which include Seller and Guarantor).

10.11    Modification and Waiver. This Agreement may be amended, modified or terminated only by a subsequent writing duly executed by authorized representatives of each of the parties. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar). The grant of a waiver in one instance does not constitute a waiver in any other instance. No failure by either party to exercise, and no delay by either party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

10.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Moreover, the parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the parties as expressed by such provision.

10.13    No Third-Party Beneficiaries. With the exception of the parties to this Agreement and their permitted successors and assigns, the Buyer Released Parties and the Seller Released Parties as contemplated by Section 5.5 and the persons and entities entitled to indemnification under Section 9.1 and Section 9.2 to the extent of their rights under those Sections, there shall exist no right of any person or entity to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

10.14    Further Assurances. From time to time, as and when requested by one of the parties, the other party will execute and deliver, or cause to be executed and delivered, all such documents or instruments as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

10.15    Agreements, Representations and Warranties of the Guarantor.

(a)    The Guarantor hereby agrees to use its reasonable best efforts to cause Seller to perform all of its covenants and obligations under this Agreement.

(b)    The Guarantor shall be liable to Buyer, on a joint and several basis with Seller, for any and all liabilities and obligations of Seller under Article 9 of this Agreement.

(c)    In the event of the termination of this Agreement by Buyer pursuant to the provisions of Section 10.1(b), the Guarantor shall be liable to Buyer, on a joint and several basis with Seller, for any and all breaches of representations, warranties, covenants and other obligations hereunder by Seller prior to the termination of this Agreement.

(d)    The Guarantor hereby represents and warrants to Buyer that it is a corporation, duly formed, validly existing and in good standing, under the laws of the State of Delaware.

(e)    The Guarantor hereby represents and warrants to Buyer that it has delivered to Buyer true and complete copies of the organizational documents of the Guarantor, as amended through the date hereof.

(f)    The Guarantor hereby represents and warrants to Buyer that (i) it has all requisite power, authority and legal right, and has taken all action necessary, in order to execute, deliver and perform its obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Guarantor, and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally.

(g)    The Guarantor hereby represents and warrants to Buyer that neither the execution, delivery and performance by the Guarantor of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, (i) any existing law, ordinance or governmental rule or regulation to which the Guarantor is subject; (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to the Guarantor; (iii) the organizational documents of the Guarantor; or (iv) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which the Guarantor is a party or subject, or by which the Guarantor may have rights, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Guarantor thereunder, except, in the case of clauses (i), (ii) and (iv), as would not reasonably be expected to, individually or in the aggregate, materially affect the ability of the Guarantor or Seller to consummate the transactions contemplated hereby.

(h)    The Guarantor shall be subject to, bound by and entitled to the benefits of the other relevant provisions of this Article 10 in the same manner as such provisions apply to Seller.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

CELLCO PARTNERSHIP
D/B/A VERIZON WIRELESS

By:	/s/ Steven R. Smith
Name:	Steven R. Smith
Title:	Senior Vice President - Corporate Finance

SELLER:

CLIO SUBSIDIARY, LLC

By:	/s/ C. Robert Udell, Jr.
Name:	C. Robert Udell, Jr.
Title:	President and Chief Executive Officer

GUARANTOR:

CONSOLIDATED COMMUNICATIONS
ENTERPRISE SERVICES, INC.
(for purposes of Section 10.15 only)

By:	/s/ C. Robert Udell, Jr.
Name:	C. Robert Udell, Jr.
Title:	President and Chief Executive Officer